EXHIBIT 99.1

Community West Bancshares Earns $2.9 Million, or $0.33 Per Diluted Share, in 3Q20; Increases Quarterly Cash Dividend to $0.05 Per Common Share; Provides COVID-19 Response Update

GOLETA, Calif., Oct. 26, 2020 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (the “Bank”), today reported net income increased to $2.9 million, or $0.33 per diluted share, for the third quarter of 2020 (3Q20), compared to $1.2 million, or $0.14 per diluted share, for the second quarter of 2020 (2Q20), and compared to $2.2 million, or $0.25 per diluted share, for the third quarter of 2019 (3Q19). For the first nine months of 2020, net income increased 7.1% to $5.6 million, or $0.66 per diluted share, compared to $5.2 million, or $0.61 per diluted share, for the first nine months of 2019.

Third Quarter 2020 Financial Highlights:

  Net income of $2.9 million, or $0.33 per diluted share, in 3Q20, compared to $1.2 million, or $0.14 per diluted share in 2Q20, and $2.2 million, or $0.25 per diluted share in 3Q19.
  Net interest income was $9.6 million for the quarter, compared to $8.8 million for both 2Q20 and 3Q19, respectively.
  Provision for loan losses was $113,000 for the quarter, compared to $762,000 for 2Q20, and a credit to the provision for loan losses of $75,000 for 3Q19. The resulting allowance was 1.24% of total loans held for investment at September 30, 2020 (1.37% of total loans held for investment at September 30, 2020 excluding the $75.7 million of Paycheck Protection Program (“PPP”) loans which are 100% guaranteed by the Small Business Administration (“SBA”)).*
  Net interest margin was 3.76% for 3Q20, compared to 3.72% for 2Q20, and 4.10% for 3Q19.
  Total demand deposits increased $41.2 million to $545.2 million at September 30, 2020, compared to $504.1 million at June 30, 2020, and increased $97.2 million compared to $448.0 million at September 30, 2019. Total demand deposits represented 72.8% of total deposits at September 30, 2020, compared to 67.2% at June 30, 2020, and 58.8% at September 30, 2019.
  Total loans were $854.5 million at September 30, 2020, compared to $856.0 million at June 30, 2020, and $789.5 million at September 30, 2019.
  Book value per common share increased to $10.23 at September 30, 2020, compared to $9.93 at June 30, 2020, and $9.40 at September 30, 2019.
  Total risked-based capital improved to 12.21% for the Bank at September 30, 2020, compared to 11.63% at June 30, 2020 and 11.18% at September 30, 2019.
  Net non-accrual loans were $2.3 million at September 30, 2020 compared to $2.6 million and at June 30, 2020, and $5.5 million at September 30, 2019.
  Other assets acquired through foreclosure, net, was $2.7 million at September 30, 2020 and at June 30, 2020, compared to $317,000 at September 30, 2019.

*Non GAAP

COVID-19 Pandemic Update

“We produced strong earnings for the third quarter, with solid top and bottom line results, core deposit growth and a slightly expanded net interest margin,” stated Martin E. Plourd, President and Chief Executive Officer. “Additionally, we generated 517 SBA PPP loans totaling $75.7 million to our clients since the program’s inception in April to the conclusion of the program on August 8, 2020. We are now starting to process applications for PPP loan forgiveness for clients. We anticipate the timing of such forgiveness to occur during the fourth quarter 2020 and 2021.”

“The effect of the pandemic on our employees, clients and communities remains our primary concern,” Plourd continued. “Since the start of the pandemic, we have maintained all branch activity, taking conservative measures to keep our employees, clients, and communities safe. We remain focused on assessing the risks in our loan portfolio and working with our clients to minimize losses, and have implemented a loan modification program to assist clients impacted by the pandemic with loan deferrals. The Bank initially granted 90 or 180 day deferral requests under the Disaster Relief Program beginning in April. By late May, as our local markets began easing restrictions, including the reopening of some businesses, the volume of requests had significantly diminished. At that time, we reverted to a standard 90-day payment deferral, with a longer term considered an exception and requiring additional approval. As a result, we have a mixture of payment deferral terms, with a significant portion of loans coming off deferrals each week. We are carefully monitoring these clients closely to make sure payments resume on schedule,” said Plourd.

The table below shows the breakdown of current deferrals by loan type:

	October 20, 2020		September 30, 2020		June 30, 2020
Loan segment	Count	Balance	Count	Balance	Count	Balance
		(in thousands)		(in thousands)		(in thousands)
Manufactured housing	74	$10,593	116	$15,984	142	$19,903
Commercial real estate	37	74,969	60	104,492	78	124,629
Commercial	16	6,590	24	8,520	36	10,825
SBA	0	0	0	0	1	17
HELOC	0	0	0	0	0	0
Single family real estate	3	716	3	717	5	1,027
Consumer	0	0	0	0	0	0
Total pandemic deferments	130	$92,868	203	$129,713	262	$156,401

“Additionally, we are optimistic with the loan resumption progress, as approximately 88% of loans have resumed payments as deferral periods end,” Plourd continued.

The table below reflects the high risk industry loans by type at September 30, 2020. The industries in our markets most heavily impacted include retail, healthcare, hospitality, schools and energy. The Company’s management team continues to evaluate the loans related to the affected industries and at September 30, 2020, the Bank’s loans to these industries were $185 million, which is 21.7% of its $854.5 million loan portfolio.

Of the selected industry loans, $1.6 million or 0.86% are on non-accrual. Also, of the selected industries loans, the classified loans are $17.1 million or 9.26%. The Bank has accommodated $75.2 million of these loans with payment deferrals or 40.65% of the selected industries. Additional detail by industry at September 30, 2020 is included in the table below.

Sectors Under Focus (Excluding PPP Loans)
As of 9/30/20 (in thousands)	Loans Outstanding (includes $11 million of guarantees)	$ Non-accrual	% Non-accrual	$ Classified	% Classified	$ Deferrals	% Deferral
Healthcare	$49,080	$1,571	3.20%	$1,928	3.93%	$12,181	24.82%
Senior/Assted Living Facilities	$23,219	$0	0.00%	$0	0.00%	$0	0.00%
Medical Offices	$18,736	$0	0.00%	$283	1.51%	$9,736	51.96%
General Healthcare	$7,125	$1,571	22.05%	$1,644	23.07%	$2,445	34.32%
Hospitality	$54,844	$2	0.00%	$5,366	9.78%	$39,842	72.65%
Lodging	$40,505	$0	0.00%	$2,609	6.44%	$34,534	85.26%
Restaurants	$11,025	$2	0.02%	$2,757	25.01%	$5,308	48.15%
RV-Mobile Home Parks	$3,314	$0	0.00%	$0	0.00%	$0	0.00%
Retail Commercial Real Estate	$57,173	$21	0.04%	$9,701	16.97%	$20,360	35.61%
Retail Services	$22,033	$0	0.00%	$19	0.09%	$2,827	12.83%
Schools	$1,189	$0	0.00%	$0	0.00%	$0	0.00%
Energy	$681	$0	0.00%	$114	16.74%	$0	0.00%
Total	$185,000	$1,594	0.86%	$17,128	9.26%	$75,210	40.65%

Income Statement

Net interest income was $9.6 million in 3Q20 compared to $8.8 million in both 2Q20 and in 3Q19, primarily due to decreased deposit costs. In the first nine months of 2020, net interest income increased 5.0% to $26.8 million, compared to $25.5 million in the first nine months of 2019.

Non-interest income increased 111% to $1.4 million in 3Q20, compared to $640,000 in 2Q20, and increased 109% compared to $647,000 in 3Q19. Other loan fees were $539,000 for 3Q20, a 90.5% increase compared to 2Q20, and a 78.5% increase compared to 3Q19. Gain on sale of loans was $424,000 in 3Q20 compared to $97,000 in the preceding quarter. There were no gains on sales of loans in 3Q19. Non-interest income increased 51.4% to $2.9 million in the first nine months of 2020 compared to $1.9 million in the first nine months of 2019.

Net interest margin was 3.76% in 3Q20, compared to 3.72% in 2Q20, and 4.10% in 3Q19. “Our continued focus on reducing our cost of funds contributed to the net interest margin expansion during the third quarter,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer. “The Company’s cost of funds for 3Q20 improved 31 basis points to 0.83% compared to 1.14% for 2Q20 and improved by 93 basis points compared to 3Q19.” In the first nine months of 2020, the net interest margin was 3.81%, compared to 4.06% in the prior year period.

The Company recorded a provision for loan losses of $113,000 in 3Q20. This compares to a provision for loan losses of $762,000 in 2Q20, and a credit to the provision for loan losses of $75,000 in 3Q19. In the first nine months of 2020, the provision for loan losses totaled $1.3 million, compared to $45,000 in the first nine months of 2019. The increase in the provision in the year-to-date period was to reflect the estimated losses due to the current economic uncertainties resulting from the pandemic currently masked by loan deferrals, PPP loans and other stimulus subsidies.

Non-interest expense totaled $6.7 million in 3Q20, compared to $7.0 million in the preceding quarter and $6.5 million in 3Q19. In the first nine months of 2020, non-interest expense was $20.5 million, compared to $19.9 million in the first nine months of 2019.

Balance Sheet

Total assets were down slightly to $1.04 billion at September 30, 2020, compared to $1.06 billion at June 30, 2020, and increased $138.8 million, or 15.4%, compared to $903.3 million at September 30, 2019. Total loans were $854.5 million at September 30, 2020, compared to $856.0 million at June 30, 2020, and increased $65.0 million, or 8.2% compared to $789.5 million at September 30, 2019.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up modestly from year ago levels to $394.5 million at September 30, 2020 and comprise 46.2% of the total loan portfolio. Manufactured housing loans were up 8.8% from year ago levels to $275.5 million and represent 32.2% of total loans. SBA PPP loans originated during 2Q20 and 3Q20 were $75.7 million at September 30, 2020 and represent 8.9% of total loans. Commercial loans (which include agriculture loans) were down 23.6% from year ago levels to $84.1 million and represent 9.8% of the total loan portfolio. The majority of this decrease was in the agriculture portfolio as the Company has switched its production focus from on-balance sheet to off-balance sheet Farmer Mac loans.

Total deposits were $749.2 million at September 30, 2020, compared to $750.2 million at June 30, 2020, and $761.7 million at September 30, 2019. Non-interest-bearing demand deposits were $190.1 million at September 30, 2020, a slight decrease compared to $192.8 million at June 30, 2020, and a $75.8 million increase compared to $114.4 million at September 30, 2019. Interest-bearing demand deposits increased $43.8 million to $355.1 million at September 30, 2020, compared to $311.3 million at June 30, 2020, and increased $21.4 million compared to $333.7 million at September 30, 2019. Certificates of deposit, which include brokered deposits, decreased $42.8 million during the quarter to $185.4 million at September 30, 2020, compared to $228.2 million at June 30, 2020 and decreased $112.8 million compared to $298.1 million at September 30, 2019. The reduction in deposits was due to divesting of some high-priced municipal and brokered certificate of deposits funding to lower cost funding sources.

Stockholders’ equity increased to $86.7 million at September 30, 2020, compared to $84.1 million at June 30, 2020, and $79.6 million at September 30, 2019.   Book value per common share increased to $10.23 at September 30, 2020, compared to $9.93 at June 30, 2020, and $9.40 at September 30, 2019. In an abundance of caution, the Company drew down $10 million on its line of credit in 1Q20, which can be down streamed to the Bank as additional capital if needed in the future.

Credit Quality

“We are closely monitoring credit metrics and performing stress testing on our loan portfolio. In addition, resources have been reallocated to credit administration to closely analyze higher risk segments within the portfolio, as well as monitor and track loan payment deferrals and client liquidity,” said Plourd. “Based on our capital levels, company resources, current economic climate, and underwriting policies, we expect to be able to manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain adequately capitalized.”

The Company recorded a provision for loan losses of $113,000 in 3Q20. This compares to a provision for loan losses of $762,000 in 2Q20, and a credit to the provision for loan losses of $75,000 in 3Q19. The allowance for credit losses, including the reserve for undisbursed loans, was $10.3 million, or 1.24% of total loans held for investment, at September 30, 2020. The allowance for loan losses was 1.37% of total loans held for investment at September 30, 2020 when excluding the $75.7 million of PPP loans, which are 100% guaranteed by the SBA. Net non-accrual loans, plus net other assets acquired through foreclosure, were $5.0 million at September 30, 2020, compared to $5.3 million at June 30, 2020, and $5.8 million at September 30, 2019.

Net non-accrual loans totaled $2.3 million at September 30, 2020, compared to $2.6 million at June 30, 2020, and $5.5 million at September 30, 2019. Of the $2.3 million of net non-accrual loans at September 30, 2020, $1.5 million were commercial loans, $0.6 million were manufactured housing loans, $0.1 million were commercial real estate loans and $0.1 million were SBA loans.

There was $2.7 million in other assets acquired through foreclosure as of September 30, 2020 and at June 30, 2020. This compares to $317,000 of other assets acquired through foreclosure at September 30, 2019. The majority of this balance relates to one property in the amount of $2.5 million.

Cash Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.05 per common share, payable November 30, 2020 to common shareholders of record on November 13, 2020.

Stock Repurchase Program

The Company did not repurchase shares during the third quarter of 2020, leaving $1.4 million available under the previously announced repurchase program. The Company has suspended its repurchase program until further notice.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2020, Community West Bank was awarded a “Premier” rating by The Findley Reports. For 51 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States. In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans. We are also rated 5 star Superior by Bauer Financial.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Interest income
Loans, including fees	$10,909	$10,585	$11,306	$32,158	$32,754
Investment securities and other	207	192	413	710	1,357
Total interest income	11,116	10,777	11,719	32,868	34,111

Deposits	1,046	1,500	2,615	4,668	7,642
Other borrowings	518	496	306	1,404	950
Total interest expense	1,564	1,996	2,921	6,072	8,592
Net interest income	9,552	8,781	8,798	26,796	25,519
Provision (credit) for loan losses	113	762	(75)	1,267	45
Net interest income after provision for loan losses	9,439	8,019	8,873	25,529	25,474
Non-interest income
Other loan fees	539	283	302	1,163	883
Gains from loan sales, net	424	97	-	711	-
Document processing fees	152	108	96	384	307
Service charges	75	62	129	271	407
Other	162	90	120	413	346
Total non-interest income	1,352	640	647	2,942	1,943
Non-interest expenses
Salaries and employee benefits	4,402	4,574	4,254	13,374	12,953
Occupancy, net	751	776	788	2,285	2,338
Professional services	460	559	341	1,402	1,127
Data processing	258	260	215	801	640
Depreciation	205	206	219	619	650
FDIC assessment	123	133	(15)	400	309
Advertising and marketing	145	265	187	563	546
Stock-based compensation	71	95	90	251	282
Other	307	135	385	759	1,096
Total non-interest expenses	6,722	7,003	6,464	20,454	19,941
Income before provision for income taxes	4,069	1,656	3,056	8,017	7,476
Provision for income taxes	1,209	496	902	2,399	2,232
Net income	$2,860	$1,160	$2,154	$5,618	$5,244
Earnings per share:
Basic	$0.34	$0.14	$0.25	$0.66	$0.62
Diluted	$0.33	$0.14	$0.25	$0.66	$0.61

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30,	June 30,	September 30,	December 31,
	2020	2020	2019	2019

Cash and cash equivalents	$4,974	$4,679	$1,758	$2,539
Interest-earning deposits in other financial institutions	124,590	142,823	54,489	80,122
Investment securities	23,562	24,221	28,707	25,563
Loans:
Commercial	84,133	95,114	110,153	101,485
Commercial real estate	394,547	392,789	392,288	385,642
SBA	12,547	13,013	17,018	14,777
Paycheck Protection Program (PPP)	75,683	75,149	-	-
Manufactured housing	275,472	267,343	253,229	257,247
Single family real estate	10,232	11,078	11,936	11,668
HELOC	3,857	3,918	4,847	4,531
Other (1)	(2,001)	(2,375)	(14)	213
Total loans	854,470	856,029	789,457	775,563

Loans, net
Held for sale	32,562	35,090	44,816	42,046
Held for investment	821,908	820,939	744,641	733,517
Less: Allowance for loan losses	(10,197)	(10,008)	(8,868)	(8,717)
Net held for investment	811,711	810,931	735,773	724,800
NET LOANS	844,273	846,021	780,589	766,846

Other assets	44,700	43,103	37,609	38,800

TOTAL ASSETS	$1,042,099	$1,060,847	$903,252	$913,870

Deposits
Non-interest-bearing demand	$190,133	$192,806	$114,366	$110,843
Interest-bearing demand	355,111	311,266	333,679	314,278
Savings	18,555	17,862	15,481	15,689
Certificates of deposit ($250,000 or more)	81,426	86,046	90,298	96,431
Other certificates of deposit	103,955	142,178	207,848	213,693
Total deposits	749,180	750,158	761,672	750,934
Other borrowings	190,103	210,103	45,000	65,000
Other liabilities	16,099	16,493	16,984	15,958
TOTAL LIABILITIES	955,382	976,754	823,656	831,892

Stockholders' equity	86,717	84,093	79,596	81,978
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$1,042,099	$1,060,847	$903,252	$913,870

Common shares outstanding	8,473	8,472	8,467	8,472

Book value per common share	$10.23	$9.93	$9.40	$9.68

(1) Includes consumer, other loans, securitized loans, and deferred fees

ADDITIONAL FINANCIAL INFORMATION
(Dollars and shares in thousands except per share amounts)(Unaudited)

	Three Months Ended	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
PERFORMANCE MEASURES AND RATIOS	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Return on average common equity	13.33%	5.57%	10.85%	13.45%	9.03%
Return on average assets	1.09%	0.48%	0.97%	1.16%	0.81%
Efficiency ratio	61.65%	74.33%	68.44%	68.78%	72.61%
Net interest margin	3.76%	3.72%	4.10%	3.81%	4.06%

	Three Months Ended	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
AVERAGE BALANCES	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Average assets	$1,044,807	$978,250	$877,505	$970,099	$867,322
Average earning assets	1,011,765	949,149	850,948	939,959	841,391
Average total loans	854,273	839,625	788,965	827,244	778,425
Average deposits	733,486	745,644	735,545	732,449	726,356
Average common equity	85,328	83,757	78,763	83,972	77,633

EQUITY ANALYSIS	September 30, 2020	June 30, 2020	September 30, 2019
Total common equity	$86,717	$84,093	$79,596
Common stock outstanding	8,473	8,472	8,467

Book value per common share	$10.23	$9.93	$9.40

ASSET QUALITY	September 30, 2020	June 30, 2020	September 30, 2019
Nonaccrual loans, net	$2,258	$2,640	$5,476
Nonaccrual loans, net/total loans	0.26%	0.31%	0.69%
Other assets acquired through foreclosure, net	$2,707	$2,707	$317

Nonaccrual loans plus other assets acquired through foreclosure, net	$4,965	$5,347	$5,793
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.48%	0.50%	0.64%
Net loan (recoveries)/charge-offs in the quarter	$(76)	$(79)	$(69)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01%)	(0.01%)	(0.01%)

Allowance for loan losses	$10,197	$10,008	$8,868
Plus: Reserve for undisbursed loan commitments	92	91	81
Total allowance for credit losses	$10,289	$10,099	$8,949
Allowance for loan losses/total loans held for investment	1.24%	1.22%	1.19%
Allowance for loan losses/total loans held for investment excluding PPP loans	1.37%	1.34%	1.19%
Allowance for loan losses/nonaccrual loans, net	451.59%	379.09%	161.94%

Community West Bank *
Community bank leverage ratio	8.79%	8.94%	N/A
Tier 1 leverage ratio	8.79%	8.94%	9.02%
Tier 1 capital ratio	10.96%	10.38%	10.04%
Total capital ratio	12.21%	11.63%	11.18%

INTEREST SPREAD ANALYSIS	September 30, 2020	June 30, 2020	September 30, 2019
Yield on total loans	5.08%	5.07%	5.69%
Yield on investments	1.89%	1.88%	3.06%
Yield on interest earning deposits	0.23%	0.29%	2.14%
Yield on earning assets	4.37%	4.57%	5.46%

Cost of interest-bearing deposits	0.77%	1.06%	1.69%
Cost of total deposits	0.57%	0.81%	1.41%
Cost of borrowings	0.98%	1.50%	2.64%
Cost of interest-bearing liabilities	0.83%	1.14%	1.76%

* Capital ratios are preliminary until the Call Report is filed.

Contact:
Susan C. Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com